Exhibit 23.1

Onestop Assurance PAC Co. Registration No.: 201823302D 10 Anson Road #06-15 International Plaza Singapore, 079903 Email: audit@onestop-ca.com Website: www.onestop-ca.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation of our report dated July 19, 2024 in the Registration Statement on Form F-1, under the Securities Act of 1933, as amended, with respect to the consolidated balance sheets of AMBITIONS ENTERPRISE MANAGEMENT CO. L.L.C and its subsidiaries (collectively referred to as the “Company”) as of December 31, 2023 and 2022, the related consolidated statements of operations and comprehensive income, changes in shareholder’s equity and cash flows for each of the years in the two-year period ended December 31, 2023 and the related notes.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statements.

/s/ OneStop Assurance PAC

Singapore

March 14, 2025